Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

	Aggregate	Amount of
Class of securities offered	offering price	registration fee

Medium-Term Senior Notes, Series D	$2,200,000.00	$86.46	(1)

(1)	The filing fee of $86.46 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $86.46 due for this offering is offset against the $26,720.79 remaining of the fee paid on April 14, 2008 and of which $26,634.33 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2008-MTNDD219 Dated May 23, 2008
(To Prospectus Supplement Dated April 13, 2006 And Prospectus Dated March 10, 2006)
Citigroup Funding Inc.

Medium-Term Notes, Series D
2,200,000 Strategic Market Access Notes
Based Upon the Citi U.S. Equity Model Index
Due May 25, 2011
$10.00 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on May 25, 2011.

•	The notes are not principal protected. The amount you receive at maturity or upon your exercise of the monthly early redemption option described below, if any, may be less than your initial investment in the notes and could be zero.

•	We will not make any payments on the notes prior to maturity or your exercise of the monthly early redemption option.

•	The notes will provide payment at maturity based upon the performance of the Citi U.S. Equity Model Index (the “Index”).

•	The Index is an equity index consisting of up to 45 but not less than 35 common stocks, which we refer to as the underlying equities, selected quarterly from a universe of all the companies, except Citigroup, that have their primary listing on the American Stock Exchange, The New York Stock Exchange or quoting on the Nasdaq National Market (the “U.S.-listed companies”) and for which Citigroup Investment Research (“CIR”) maintains research coverage at the time the quarterly selection is made. The underlying equities comprising the Index are equally weighted. You should refer to “Risk Factors Relating to the Notes — The Return on the Index May Be Lower than the Return of an Index Based Upon a Different Selection of Underlying Equities” in this pricing supplement for important considerations regarding the selection of underlying equities.

•	The underlying equities are selected quarterly based on a preset methodology that encompasses the combined application of the following criteria: outstanding listed options; market capitalization; free cash flow yield; debt-to-capital ratio; price-to-book value; projected earnings per share growth; operating margin; return on equity; earnings per share revision momentum; and enterprise value to EBITDA ratio.

•	You should refer to “Description of the Citi U.S. Equity Model Index — Description of the Methodology” in this pricing supplement for more information on the selection of the underlying equities.

•	The value of the Index is calculated after the deduction of an index adjustment factor of 1.00% per annum based upon the arithmetic average of the daily closing values of the Index on each index business day of any month. The adjustment factor will be deducted from the value of the Index on the first index business day of each month. The deduction of this adjustment factor will reduce the value of the Index and therefore, the return on your notes.

•	On any index business day during the last five calendar days of each month (a period we refer to as the monthly redemption period) beginning on September 26, 2008 you may redeem the notes you then hold for cash in an amount equal to the net investment value of the notes on the second index business day immediately following the last calendar day of the relevant monthly redemption period minus a redemption fee of 0.25% of such net investment value.

•	At maturity, if you have not already redeemed your notes, you will receive for each note an amount equal to the net investment value of the notes determined on the third index business day prior to the maturity date. The amount you receive at maturity, if any, may be less than your initial investment in the notes and could be zero.

•	On the date of this pricing supplement (which we refer to as the pricing date), the net investment value of the notes will be $9.725 per note. On any index business day after the pricing date, the net investment value per note will equal $9.725 multiplied by the percentage change in the value of the Index from the pricing date to that index business day (which we refer to as the index return percentage). The daily net investment value of the notes is published by the American Stock Exchange.

•	Because the net investment value per note will be determined by multiplying the index return percentage by $9.725, not $10, only 97.25% of your initial investment in the notes will participate in the appreciation, if any, of the Index. Moreover, at maturity or upon early redemption, you will receive an amount less than your initial investment in the notes unless the closing value of the Index on the relevant index business day is greater than 196.26, its closing value on the pricing date by more than 2.83% (plus the redemption fee, if applicable).

•	The notes have been approved for listing on the American Stock Exchange under the symbol “CKK,” subject to official notice of issuance.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-8

The notes represent obligations of Citigroup Funding Inc. only. The notes have not been passed on by the American Stock Exchange as to their legality or suitability. The notes are not sponsored, endorsed, sold or promoted by the American Stock Exchange and the American Stock Exchange makes no warranties or bears any liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$10.00	$22,000,000.00
Underwriting Discount	$0.275	$605,000.00
Proceeds to Citigroup Funding Inc.	$9.725	$21,395,000.00

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.275 for each $10 note sold in this offering. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.250 from this underwriting fee for each note they sell. Similarly, certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $0.250 from this underwriting fee for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution” in this pricing supplement for more information.

The agent expects to deliver the notes to purchasers on or about May 29, 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The notes are securities offering no principal protection. The amount you receive at maturity or upon your exercise of the monthly early redemption option described below, if any, may be less than your initial investment in the notes and could be zero and is based on the performance of the Citi U.S. Equity Model Index (the “Index”).

The Index is an equity index consisting of up to 45 but not less than 35 common stocks, which we refer to as the underlying equities, selected quarterly from a universe of all the companies which have their primary listing on the American Stock Exchange, The New York Stock Exchange or quoting on the Nasdaq National Market (the “U.S.-listed companies”) and for which Citigroup Investment Research (“CIR”) maintains research coverage at the time the quarterly selection is made. You should refer to “Risk Factors Relating to the Notes — The Return on the Index May Be Lower than the Return of an Index Based Upon a Different Selection of Underlying Equities” in this pricing supplement for important considerations regarding the selection of underlying equities.

The Index includes up to 45 but not less than 35 common stocks (excluding Citigroup Inc. or any of its affiliates) which: (1) meet the criteria for standardized options trading set forth under American Stock Exchange Rule 901C; (2) have market capitalizations of $10 billion or more; and (3) meet at least five of the following seven criteria: (i) Free Cash Flow Yield of at least 2.0%; (ii) Debt-to-Capital Ratio of not more than 65%; (iii) Price-To-Book Value Ratio of not more than 2.5; (iv) EPS growth of at least 15%; (v) positive Operating Margin; (vi) Return on Equity of at least 12%; and (vii) positive EPS Revision Momentum, PROVIDED THAT (x) if the common stocks that meet at least five criteria are less than 35, then the common stocks that meet less than five but the highest number of criteria will be included in the Index, and (y) among those common stocks that meet at least five criteria or the same number of criteria, the common stocks that have the lowest positive Enterprise Value to EBITDA Ratio will be selected for inclusion in the Index. You should refer to “Description of the Citi U.S. Equity Model Index — Description of the Methodology” in this pricing supplement for more information on the selection of the underlying equities.

The Index will be reconstituted on a quarterly basis on the fifteenth calendar day or, if the fifteenth calendar day is not an index business day, on the next index business day, of each January, April, July and October. The next reconstitution date will be July 15, 2008. As a result of the quarterly reconstitutions of the Index, the composition of the underlying equities is likely to change over time.

The value of the Index is calculated after the deduction of an index adjustment factor of 1.00% per annum based upon the arithmetic average of the daily closing values of the Index on each index business day of any month. The adjustment factor will be deducted from the value of the Index on the first index business day of each month. The deduction of this adjustment factor will reduce the value of the Index and, therefore, the return on your notes.

On any index business day during the last five calendar days of each month (which we refer to as a monthly redemption period) beginning on September 26, 2008, each holder of the notes may redeem a minimum of 1,000 notes ($10,000 aggregate principal amount) for cash in an amount equal to the net investment value of the notes on the index business day immediately following the last calendar day of such monthly redemption period minus a redemption fee of 0.25% of such net investment value.

On the pricing date, the net investment value of the notes is $9.725 per note. On any index business day after the pricing date, the net investment value per note will equal $9.725 multiplied by the index return percentage of the Index on that day. The index return percentage of the Index on any index business day will equal the closing value of the Index on that day divided by the closing value of the Index on the pricing date expressed as a percentage. Because the net investment value per note is determined by multiplying the index return percentage by $9.725, not $10, only 97.25% of your initial investment in the notes will participate in the appreciation, if any, of the Index. Moreover, at maturity or upon early redemption, you will receive an amount less than your initial investment in the notes unless the value of the Index increases by more than 2.83% (plus the redemption fee, if applicable).

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Will I Receive Any Periodic Payments on the Notes?

No. We will not make payments on the notes prior to maturity or your exercise of the monthly early redemption option.

Is There a Possibility of Loss of Capital?

The notes do not guarantee any return of principal. Instead, the amount we pay you upon your exercise of the monthly early redemption option or at maturity, if any, is based upon the net investment value of the notes. Because the dollar amount used to calculate the net investment value per note will always be $9.725, not $10, the value of the Index must increase by more than 2.83% (plus the redemption fee, if applicable) in order for you to receive at maturity or upon early redemption at least your initial investment in the notes. In addition, the payment you receive at maturity or upon early redemption, if any, will be less, and possibly significantly less, than the $10 principal amount per note if the value of the Index declines or does not increase sufficiently. You should refer to “Description of the Notes — Amounts Payable at Maturity or Upon Early Redemption — Hypothetical Examples” and “Risk Factors — The Notes Are Not Principal Protected. You May Receive Less than Your Initial Investment at Maturity or Upon Early Redemption if the Value of the Index Declines or Does Not Increase Significantly.”

What Will I Receive if I Redeem My Notes Prior to Maturity?

On any index business day during a monthly redemption period, you may redeem a minimum of 1,000 notes ($10,000 aggregate principal amount) for cash in an amount equal to the net investment value of the notes on the index business day immediately following the last calendar day of such monthly redemption period (which we refer to as the redemption valuation date) minus a redemption fee of 0.25% of such net investment value. The first monthly redemption period will commence on September 26, 2008.

A minimum of 1,000 notes ($10,000 aggregate principal amount) must be redeemed at one time for a redemption request to be accepted. To redeem your notes during any monthly redemption period, you must instruct your broker to take the following steps through normal clearing system channels:

•	fill out an official notice of redemption, which is attached as Annex A to this pricing supplement;

•	deliver your official notice of redemption to us (which must be acknowledged by us) on any index business day in a monthly redemption period at or prior to 12:00 p.m. (New York City time) on the last index business day in that monthly redemption period; and

•	transfer your book-entry interest in the notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth payment day following the redemption valuation date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of redemption after 12:00 p.m. (New York City time) on the last index business day in a monthly redemption period, your notice will not be effective, you will not be able to redeem your notes until the following monthly redemption period and you will need to again complete all the required steps outlined above if you wish to redeem your notes during a subsequent monthly redemption period.

The amount due upon early redemption will be paid by us to the trustee for delivery to you on the fifth payment day following the redemption valuation date. Alternatively, we may request that Citigroup Global

Markets Inc., one of our broker-dealer affiliates, purchase the notes from you in exchange for the cash amount that would otherwise have been payable by us. In this case, Citigroup Global Markets will pay to the trustee the amount due for delivery to you on the fifth payment day following the redemption valuation date. A payment day is any day on which banking institutions in New York are not required by law to close for business.

What is the Net Investment Value of the Notes?

The net investment value of the notes on the pricing date is $9.725 per note. The net investment value per note on any index business day after the pricing date will equal the product of (x) $9.725 and (y) the index return percentage. The daily net investment value of the notes is published by the American Stock Exchange under the symbol “CKK.IV”

The index return percentage on any index business day will equal the following fraction, expressed as a percentage:

Ending Index Value
Starting Index Value

The starting index value equals 196.26, the closing value of the Index on the pricing date.

The ending index value will equal the closing value of the Index on the relevant index business day.

If the closing value of the Index on any index business day is not reported because of a market disruption event or otherwise, the value of the Index for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

For more specific information about the index return percentage, a market disruption event and the determination of the net investment value of the notes, please see “Description of the Notes — Net Investment Value” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

If you do not redeem your notes during a monthly redemption period, the payment you receive at maturity of the notes, if any, will be equal to the net investment value of the notes determined on the third index business day prior to maturity, which we refer to as the final valuation date. The net investment value of the notes on the final valuation date will depend on the performance of the Index from the pricing date to the final valuation date. In order for you to receive at least your initial investment of $10 per note, the net investment value of the notes on the final valuation date must equal at least $10 per note, an increase of approximately 2.83% from the net investment value on the pricing date. Otherwise, the amount you receive, if any, will be less than your initial investment in the notes and could be zero.

Where Can I Find Examples of Hypothetical Amounts Payable at Maturity or Upon Early Redemption?

For a table setting forth hypothetical amounts you could receive upon your exercise of the monthly early redemption option or at maturity, see “Description of the Notes — Amounts Payable at Maturity or Upon Early Redemption — Hypothetical Examples” in this pricing supplement.

What Are the Costs Related to an Investment in the Notes?

Your return on the notes will reflect the deduction of the following costs, as applicable:

Sales Charge: Because the net investment value per note on any index business day after the pricing date will be determined by multiplying the index return percentage by $9.725, not $10, the value of the Index must increase by more than 2.83% (plus the redemption fee, if applicable) from its value on the pricing date in order for you to receive at maturity or upon early redemption at least your initial investment in the notes. The $0.275 per note is paid to Citigroup Global Markets and is comparable to paying an underwriting fee of 2.75% per note.

Redemption Fee: A redemption fee of 0.25% of the relevant net investment value will be deducted from any amount payable to you upon your exercise of the monthly early redemption option. The redemption fee is to cover the administrative costs related to the redemption and is payable to Citigroup Global Markets as calculation agent.

Index Adjustment Factor: The value of the Index is calculated after the deduction of an index adjustment factor of 1.00% per annum based upon the arithmetic average of the daily closing values of the Index on each index business day of any month. The deduction of this adjustment factor will reduce the value of the Index and therefore, the return on your notes. For further information on this adjustment factor, please see “Description of the Citi U.S. Equity Model Index — Index Adjustment Factor” in this pricing supplement. You should also refer to “Risk Factors — The Calculation of the Net Investment Value and the Redemption Fee Will Have the Effect of Reducing the Value of Your Notes” in this pricing supplement.

Who Publishes the Citi U.S. Equity Model Index and What Does It Measure?

The American Stock Exchange began calculating and publishing the daily value of the Index on March 12, 2008, with an initial value of 100.00 on October 15, 2003. The Index is based on a preset methodology and was developed by Citigroup Inc.

The Index is an equity index consisting of up to 45 but not less than 35 common stocks, which we refer to as the underlying equities, selected quarterly from a universe of all the U.S.-listed companies for which CIR maintains research coverage at the time the quarterly selection is made. The underlying equities are selected quarterly based on a preset methodology that encompasses the combined application of the following criteria: outstanding listed options; market capitalization; free cash flow yield; debt-to-capital ratio; price-to-book value; projected earnings per share growth; operating margin; return on equity; earnings per share revision momentum; and enterprise value to EBITDA ratio. For further information on the Index, including its makeup, method of calculation and changes in its components, see “Description of the Citi U.S. Equity Model Index” in this pricing supplement.

What Are the Underlying Equities?

The underlying equities are selected quarterly from a universe of all the U.S.-listed companies for which CIR maintains research coverage at the time the quarterly selection is made.

The Index includes up to 45 but not less than 35 common stocks (excluding Citigroup Inc. or any of its affiliates) which: (1) meet the criteria for standardized options trading set forth under American Stock Exchange Rule 901C; (2) have market capitalizations of $10 billion or more; and (3) meet at least five of the following seven criteria: (i) Free Cash Flow Yield of at least 2.0%; (ii) Debt-to-Capital Ratio of not more than 65%; (iii) Price-To-Book Value Ratio of not more than 2.5; (iv) EPS growth of at least 15%; (v) positive Operating Margin; (vi) Return on Equity of at least 12%; and (vii) positive EPS Revision Momentum, PROVIDED THAT (x) if the common stocks that meet at least five criteria are less than 35, then the common stocks that meet less than five but the highest number of criteria will be included in the Index, and (y) among those common stocks that meet at least five criteria or the same number of criteria, the common stocks that have the lowest positive enterprise value to EBITDA Ratio will be selected for inclusion in the Index. You should refer to “Description of the Citi U.S. Equity Model Index — Description of the Methodology” in this pricing supplement for more information on the selection of the underlying equities.

As of May 23, 2008, the underlying equities are:

	Common Stock Issuer	Ticker	Primary Exchange

1	ACCENTURE LTD	ACN	NYSE
2	ACE LTD	ACE	NYSE
3	AETNA INC	AET	NYSE
4	APACHE CORP	APA	NYSE
5	AT&T INC	T	NYSE
6	BOEING CO	BA	NYSE
7	CAPITAL ONE FINANCIAL CORP	COF	NYSE
8	CHESAPEAKE ENERGY CORP	CHK	NYSE
9	CHEVRON CORP	CVX	NYSE
10	CHUBB CORP	CB	NYSE
11	CIGNA CORP	CI	NYSE
12	CONOCOPHILLIPS	COP	NYSE
13	CUMMINS INC	CMI	NYSE
14	DELL INC	DELL	NASDAQ Natl Market
15	DEVON ENERGY CORP	DVN	NYSE
16	DIRECTV GROUP INC	DTV	NASDAQ Natl Market
17	DISNEY (WALT) CO	DIS	NYSE
18	DOW CHEMICAL	DOW	NYSE
19	EDISON INTERNATIONAL	EIX	NYSE
20	EXXON MOBIL CORP	XOM	NYSE
21	FEDEX CORP	FDX	NYSE
22	FOREST LABORATORIES -CL A	FRX	NYSE
23	GAP INC	GPS	NYSE
24	INGERSOLL-RAND CO LTD	IR	NYSE
25	INTL PAPER CO	IP	NYSE
26	MARATHON OIL CORP	MRO	NYSE
27	NOBLE ENERGY INC	NBL	NYSE
28	NUCOR CORP	NUE	NYSE
29	OCCIDENTAL PETROLEUM CORP	OXY	NYSE
30	PFIZER INC	PFE	NYSE
31	PPG INDUSTRIES INC	PPG	NYSE
32	PROGRESSIVE CORP-OHIO	PGR	NYSE
33	PRUDENTIAL FINANCIAL INC	PRU	NYSE
34	SAFEWAY INC	SWY	NYSE
35	SCHWAB (CHARLES) CORP	SCHW	NASDAQ Natl Market
36	SEAGATE TECHNOLOGY	STX	NYSE
37	SUN MICROSYSTEMS INC	JAVA	NASDAQ Natl Market
38	TIME WARNER CABLE INC	TWC	NYSE
39	TJX COMPANIES INC	TJX	NYSE
40	TRAVELERS COS INC	TRV	NYSE
41	TYCO INTERNATIONAL LTD	TYC	NYSE
42	UNITEDHEALTH GROUP INC	UNH	NYSE
43	VALERO ENERGY CORP	VLO	NYSE
44	WELLPOINT INC	WLP	NYSE
45	XEROX CORP	XRX	NYSE

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the underlying equities.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

In purchasing a note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a note for U.S. federal income tax purposes as a cash-settled prepaid forward contract providing for the future payment based on the value of the Index. Under such treatment, upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the note. In addition, at maturity a U.S. Holder will recognize capital gain or loss under such treatment equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder’s tax basis in the note at that time. Gain or loss on the sale, redemption or other disposition of the notes generally will be long-term capital gain or loss under such treatment if the U.S. Holder has held the notes for more than one year at maturity. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

You should note that no statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, including the tax consequences associated with the amount attributable to dividends and other current returns in respect of the underlying equities. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Finally, the IRS and U.S. Treasury Department have recently requested public comments on a comprehensive set of tax policy issues (including timing and character) related to financial instruments similar to the notes. In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, could require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which may include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes have been approved for listing on the American Stock Exchange under the symbol “CKK,” subject to official notice of issuance, but a secondary market may not develop or continue for the term of the notes. Furthermore, while the American Stock Exchange will calculate and publish the value of the Index and the net investment value of the notes every fifteen seconds during the trading hours of the American Stock Exchange on each index business day, this is informational only and does not create any secondary market for the notes.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the notes, will determine whether a redemption notice has been timely received and will calculate the redemption fee amount. Additionally, CIR, a department within Citigroup Global Markets, will provide the American Stock Exchange with the universe of U.S.-based equities in connection with each quarterly reconstitution.

Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes. You should refer to “Risk Factors — Risk Factors Relating to the Notes — Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., is the Calculation Agent, Which Could Result in a Conflict of Interest” in this pricing supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the underlying equities, or in other instruments, such as options, swaps or futures, based upon the Index or underlying equities comprising the Index. This hedging activity could affect the value of the Index and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment in the Notes?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the amount you receive at maturity or upon your exercise of the monthly early redemption option, if any, will be based on the net investment value of the notes, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the Index and other events that are difficult to predict and beyond our control.

Risk Factors Relating to the Notes

The Notes Are Not Principal Protected. You May Receive Less than Your Initial Investment at Maturity or Upon Early Redemption if the Value of the Index Declines or Does Not Increase Significantly

The amount payable at maturity or upon your exercise of the monthly early redemption option, if any, will depend on the net investment value of the notes on the final valuation date or the relevant redemption valuation date. As a result, the amount you receive at maturity or upon early redemption may be less than the amount you paid for your notes. If the value of the Index declines, remains the same or does not increase by more than 2.83% (plus the redemption fee, if applicable) from 196.26, its value on the pricing date, so that the net investment value per note on the relevant date is less than $10 per note, the amount you receive for each note will be less than the $10 you paid for each note. This will be true even if the value of the Index at one or more times during the term of the notes exceeds the value of the Index on the pricing date.

The Calculation of the Net Investment Value and the Redemption Fee Will Have the Effect of Reducing Your Return on the Notes

Because the net investment value per note is determined by multiplying the index return percentage by $9.725, not $10, only 97.25% of your initial investment in the notes will participate in the appreciation, if any, of the Index. Moreover, upon early redemption a fee of 0.25% of the net investment value will be deducted from the redemption payment, further reducing the return on your notes. The value of the Index must increase by more than 2.83% (plus the redemption fee, if applicable) from 196.26, its value on the pricing date, for the amount payable at maturity or upon early redemption to be greater than your initial investment in the notes.

You Will Not Receive Any Payments on the Notes Prior to Maturity or Your Exercise of the Monthly Early Redemption Option

You will not receive any payments on the notes prior to maturity or your exercise of the monthly early redemption option. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in any of the underlying equities.

The Monthly Early Redemption Option Can Only Be Exercised During the Monthly Redemption Periods and Must be for at Least 1,000 Notes Per Holder

If you elect to exercise your monthly early redemption option, you must offer to redeem at least 1,000 notes ($10,000 aggregate principal amount) at one time during the monthly redemption periods. To redeem your notes during any monthly redemption period, you must instruct your broker to take the following steps through normal clearing system channels: (1) fill out an official notice of redemption, which is attached as Annex A to this pricing supplement; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any index business day in a monthly redemption period at or prior to 12:00p.m. (New York City time) on the last index business day in a monthly redemption period; and (3) transfer your book-entry interest in the notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth payment day following the redemption valuation date.

If you provide your official notice of redemption after 12:00 p.m. (New York City time) on the last index business day in a monthly redemption period, your notice will not be effective and you will need to again complete all the required steps outlined above if you wish to redeem your notes during a subsequent monthly redemption period. You should refer to “Description of the Notes — Exercising the Monthly Early Redemption Option.”

The Return on the Index May Be Lower Than the Return of an Index Based Upon a Different Selection of Underlying Equities

The underlying equities comprising the Index each quarter will be selected solely on the basis of the results of a preset methodology described under “Description of the Citi U.S. Equity Model Index.” This methodology will be applied to a universe of all the companies which have their primary listing on the American Stock Exchange, The New York Stock Exchange or quoting on the Nasdaq National Market and for which CIR maintains research coverage at the time the selection is made, regardless of which kind of investment recommendation is given by CIR. As a result, it is possible that the underlying equities comprising the Index could not include companies that would otherwise have been included in the Index had CIR maintained research coverage for such companies at that time. Overall, there is no assurance that the selection of underlying equities will actually perform better than a selection of underlying equities based on a different methodology. This may cause your return on the Index, if any, to be lower than the return on an index based on a different selection of underlying equities.

The Return on the Index May Be Lower Than the Return on One or More of the Underlying Equities

Because the value of the Index will be based on the returns of up to 45 but not less than 35 underlying equities, a significant increase in the value of one underlying equity may be substantially or entirely offset by a decrease in the value of another underlying equity at the same time. This may cause your return on the notes, if any, to be less than the return on a similar instrument linked to one or more of the underlying equities.

The Return on the Index May Be Lower Than an Index with More Geographic and Sector Diversification

While the Index will be comprised of up to 45 but not less than 35 underlying equities each quarter, the underlying equities in any quarter will be geographically concentrated in the United States. Moreover, because the methodology governing the selection of the underlying equities is rule-based, the underlying equities in any quarter may be concentrated within a particular sector or industry, resulting in a lack of sector diversification. Such lack of diversification may cause the value of the Index to be more volatile and/or cause the return on the notes, if any, to be less than the return on a similar instrument linked to more diverse underlying equities, both in terms of geography and sector.

The Hypothetical Historical Performance of the Index Is Not Indicative of the Future Performance of the Index

The hypothetical historical performance of the Index, which is included in this pricing supplement, should not be taken as an indication of the actual performance of the Index during the term of the notes, an indication of whether you should exercise the monthly early redemption option or the actual amount you will receive at maturity or upon early redemption. It is impossible to predict whether the actual value of the Index will rise or fall.

The Yield on the Notes, if Any, May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the net investment value of the notes on the final valuation date or the relevant redemption valuation date is less than $11.52, (an increase of 18.42% from the starting value on the pricing date), the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

There is currently no secondary market for the notes. While Citigroup Global Markets intends to make a secondary market for the notes, it is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant. Many of these factors also affect the net investment value of the notes and may impact the amount you receive at maturity or upon early redemption, if any.

Value of the Index.  We expect that the market value of the notes will depend substantially on the amount by which the value of the Index changes from its 196.26, its closing value on the pricing date. However, changes in the value of the Index may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the Index exceeds the initial index value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the Index will continue to fluctuate between that time and the time when the amount you will receive at maturity is determined. If you choose to sell your notes when the value of the Index is below the initial index value, you may receive less than the amount you originally invested.

The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the equity trading markets on which the stocks are traded and by various circumstances that can influence the prices of the stocks. Citigroup Funding’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the value of the Index.

Events Involving the Companies Included in the Underlying Equities.  General economic conditions and earnings results of the companies whose common stock are included in the Index and real or anticipated changes in those conditions or results may affect the value of the Index and the market value of the notes.

Hedging Activities.  Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading the underlying equities, or in other instruments, such as options, swaps or futures, based upon the Index or the underlying equities. This hedging activity could affect the value of the Index and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profits or losses from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results.  Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Underlying Equities or Derivative Instruments Related to the Underlying Equities by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the underlying equities, or derivative instruments relating to the underlying equities, for their own accounts in connection with their normal business practices. These transactions could affect the value of the Index and, therefore, the market value of the notes.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the notes and the Index, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours. Citigroup Global Markets will determine, among other things, the net investment value for the notes on any index business day, whether a redemption notice has been timely received and the redemption fee amount.

Additionally, Global Wealth Management, a division of Citigroup Inc., will provide the American Stock Exchange with the universe of U.S.-based equities in connection with each quarterly reconstitution.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, including the tax consequences associated with the amount attributable to dividends and other current returns in respect of the underlying equities. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement.

Risk Factors Relating to the Methodology and Underlying Equities

The Preset Methodology Will Not Be Altered During the Term of the Notes

The underlying equities do not represent the full global equity market.

Similarly, as described in detail in “Description of the Citi U.S. Equity Model Index” below, the preset methodology on which the Index is based only evaluates a universe of all the U.S.-listed companies for which CIR maintains research coverage on the basis of certain preset criteria. Any other economic factors, political events or other market developments will not be reflected in the computation of the preset methodology or in the calculation of the Index, except to the extent such factor, event or development impacts the nine preset criteria.

There is no guarantee that the underlying equities identified each quarter by the preset methodology will actually outperform the universe of companies analyzed by the preset methodology.

You should refer to “Description of the Citi U.S. Equity Model Index — Description of the Methodology” in this pricing supplement for more information on the selection of the underlying equities.

You Will Have No Rights Against Any Publisher of the Index or Any Issuer of Any Underlying Equity

You will have no rights against any publisher of the Index or any issuer of any underlying equity, even though the amount you receive at maturity or upon early redemption, if any, will depend on the weighted values of the underlying equities. By investing in the notes you will not acquire any shares of the underlying equities and you will not receive any dividends or other distributions with respect to the underlying equities. The index publisher and the issuers of the underlying equities are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Strategic Market Access Notes based upon the Citi U.S. Equity Model Index (the “Notes”) are securities offering no principal protection. The amount you receive at maturity or upon your exercise of the Monthly Early Redemption Option described below, if any, will be based on the performance of the Citi U.S. Equity Model Index (the “Index”) and may be less than your initial investment in the Notes and could be zero.

The Index is an equity index consisting of up to 45 but not less than 35 common stocks (the “Underlying Equities”) selected quarterly from a universe of all the companies which have their primary listing on the American Stock Exchange, The New York Stock Exchange or quoting on the Nasdaq National Market (the “U.S.-listed companies”) and for which Citigroup Investment Research (“CIR”) maintains research coverage at the time the quarterly selection is made. You should refer to “Risk Factors Relating to the Notes — The Return on the Index May Be Lower than the Return of an Index Based Upon a Different Selection of Underlying Equities” in this pricing supplement for important considerations regarding the selection of Underlying Equities.

The Index includes up to 45 but not less than 35 common stocks (excluding Citigroup Inc. or any of its affiliates) which: (1) meet the criteria for standardized options trading set forth under American Stock Exchange Rule 901C; (2) have market capitalizations of $10 billion or more; and (3) meet at least five of the following seven criteria: (i) Free Cash Flow Yield of at least 2.0%; (ii) Debt-to-Capital Ratio of not more than 65%; (iii) Price-To-Book Value Ratio of not more than 2.5; (iv) EPS growth of at least 15%; (v) positive Operating Margin; (vi) Return on Equity of at least 12%; and (vii) positive EPS Revision Momentum, PROVIDED THAT (x) if the common stocks that meet at least five criteria are less than 35, then the common stocks that meet less than five but the highest number of criteria will be included in the Index, and (y) among those common stocks that meet at least five criteria or the same number of criteria, the common stocks that have the lowest positive Enterprise Value to EBITDA Ratio will be selected for inclusion in the Index. You should refer to “Description of the Citi U.S. Equity Model Index — Description of the Methodology” in this pricing supplement for more information on the selection of the Underlying Equities.

The Index will be reconstituted on a quarterly basis on the on the fifteenth calendar day or, if the fifteenth calendar day is not an Index Business Day, on the next Index Business Day, of each January, April, July and October. The next reconstitution date will be July 15, 2008. As a result of the quarterly reconstitutions of the Index, the composition of the Underlying Equities is likely to change over time.

The value of the Index is calculated after the deduction of an Index Adjustment Factor of 1.00% per annum based upon the arithmetic average of the daily closing values of the Index on each Index Business Day of any month. The Adjustment Factor will be deducted from the value of the Index on the first Index Business Day of each month. The deduction of this adjustment factor will reduce the value of the Index and, therefore, the return on your Notes.

On any Index Business Day during the last five calendar days of each month (a “Monthly Redemption Period”) beginning on September 26, 2008, each holder of the Notes may redeem a minimum of 1,000 Notes ($10,000 aggregate principal amount) for cash in an amount equal to the Net Investment Value of the Notes on the second Index Business Day immediately following the last calendar day of such Monthly Redemption Period (the “Redemption Valuation Date”) minus a Redemption Fee of 0.25% of such Net Investment Value. The Redemption Fee will have the effect of reducing your return on the Notes.

On the Pricing Date, the Net Investment Value of the Notes will be $9.725 per Note. On any Index Business Day after the Pricing Date, the Net Investment Value of a Note will equal $9.725 multiplied by the

Index Return Percentage of the Index on that day. The Index Return Percentage of the Index on any Index Business Day will equal the closing value of the Index on that day divided by the closing value of the Index on the Pricing Date, expressed as a percentage. Because the Net Investment Value of a Note is determined by multiplying the Index Return Percentage by $9.725, not $10, only 97.25% of your initial investment in the Notes will participate in the appreciation, if any, of the Index. Moreover, at maturity or upon your exercise of the Monthly Early Redemption Option, you will receive an amount less than your initial investment in the Notes unless the value of the Index increases by more than 2.83% (plus the Redemption Fee, if applicable).

The Notes will mature on May 25, 2011, are redeemable by you during Monthly Redemption Periods beginning September 26, 2008 and do not provide for early redemption by us. The Notes are a series of unsecured senior debt securities issued by Citigroup Funding, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a principal amount of $10. You may transfer the Notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. Account holders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any payment on the Notes prior to maturity or your exercise of the Monthly Early Redemption Option. Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Equities.

Payment at Maturity

If not redeemed by you prior to maturity, the Notes will mature on May 25, 2011. The Notes are not principal protected. Unless earlier redeemed, at maturity you will receive an amount in cash equal to the Net Investment Value of the Notes on the Final Valuation Date, which will be the third Index Business Day before the maturity date.

Net Investment Value

The Net Investment Value of the Notes on the pricing date will be $9.725 per Note. The Net Investment Value per Note on any Index Business Day after the Pricing Date will equal the product of (x) $9.725 and (y) the Index Return Percentage. The daily Net Investment Value of the Notes will be published by the American Stock Exchange under the symbol “CKK.IV.”

The Index Return Percentage on any Index Business Day will equal the following fraction, expressed as a percentage:
Ending Index Value
Starting Index Value

The Starting Index Value will equal 196.26 the closing value of the Index on the Pricing Date.

The Ending Index Value will equal the closing value of the Index on the relevant Index Business Day.

If the closing value of the Index on any Index Business Day is not reported because of a Market Disruption Event or otherwise, the value of the Index for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

An Index Business Day means a day, as determined by the calculation agent, on which the Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of each of the Underlying Equities then-comprising the Index is capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of such Underlying Equity then-comprising the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

A Market Disruption Event means, as determined by the calculation agent in its sole discretion, (i) the unavailability, through a recognized system of public dissemination of exchange rate information, of a currency exchange rate for a foreign currency relating to any of the Underlying Equities then-comprising the Index for U.S. dollars, or (ii) the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of any of the Underlying Equities then-comprising the Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Index or any of the Underlying Equities then-comprising the Index or any successor index or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of any of the Underlying Equities then-comprising the Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in any of the Underlying Equities then-comprising the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the relevant Underlying Equity will be based on a comparison of the portion of the value of the relevant Underlying Equity attributable to that security relative to the overall value of the relevant Underlying Equity, in each case immediately before that suspension or limitation.

Monthly Early Redemption Option

On any Index Business Day during a Monthly Redemption Period, each holder of the Notes may redeem a minimum of 1,000 Notes ($10,000 aggregate principal amount) at one time for cash in an amount equal to the Net Investment Value of the Notes on the Redemption Valuation Date minus a Redemption Fee of 0.25% of such Net Investment Value.

A minimum of 1,000 Notes ($10,000 aggregate principal amount) must be redeemed at one time for a request to exercise the Monthly Early Redemption Option to be accepted. Redeeming your Notes during a Monthly Redemption Period could represent a partial return of your investment on the Notes. You should refer to “Certain United States Federal Income Tax Considerations” of this pricing supplement for an explanation of how taxable gain or loss from the partial return of your investment will be calculated.

Each Monthly Redemption Period will commence on and include the Index Business Day during the last five calendar days of each month. The first Monthly Redemption Period will commence on September 26, 2008.

Exercising the Monthly Early Redemption Option

To redeem your Notes during any Monthly Redemption Period, you must instruct your broker to take the following steps through normal clearing system channels:

•	fill out an official notice of redemption, which is attached as Annex A to this pricing supplement;

•	deliver your official notice of redemption to us (which must be acknowledged by us) on any Index Business Day in a Monthly Redemption Period but at or prior to 12:00 p.m. (New York City time) on the last Index Business Day in that Monthly Redemption Period; and

•	transfer your book-entry interest in the Notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth payment day following the Redemption Valuation Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers.

Accordingly, as a beneficial owner of the Notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of redemption after 12:00 p.m. (New York City time) on the last Index Business Day in a Monthly Redemption Period, your notice of redemption will not be effective, you will not be able to redeem your Notes until the following Monthly Redemption Period and you will need to again complete all the required steps outlined above if you wish to redeem your Notes during a subsequent Monthly Redemption Period.

If you redeem your Notes on any such day as described in the preceding paragraph, you will receive per Note a cash amount equal to the Net Investment Value for the Monthly Redemption Period. The Net Investment Value for any Monthly Redemption Period will equal to (1) the Net Investment Value of the Notes on the Redemption Valuation Date minus (2) a Redemption Fee of 0.25% of such Net Investment Value.

Since the Notes will be held only in book-entry form, only DTC may exercise the Monthly Early Redemption Option with respect to the Notes. Accordingly, beneficial owners of the Notes that desire to have all or any portion of their Notes redeemed must instruct the participant through which they own their interest to direct DTC to exercise the Monthly Early Redemption Option on their behalf by forwarding the notice of redemption to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before the participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of the Notes relating to the right to redeem their Notes will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Notes, on DTC’s records, to the trustee on our behalf on the fifth payment day following the Redemption Valuation Date.

The amount due upon early redemption will be paid by us to the trustee for delivery to you on the fifth payment day following the Redemption Valuation Date. Alternatively, we may request that Citigroup Global Markets, one of our broker-dealer affiliates, purchase the Notes from you in exchange for the cash amount that would otherwise have been payable by us. In this case, Citigroup Global Markets will pay to the trustee the amount due for delivery to you on the fifth payment day following the Redemption Valuation Date. A payment day is any day on which banking institutions in New York are not required by law to close for business.

Amounts Payable at Maturity or Upon Early Redemption — Hypothetical Examples

The examples of hypothetical amounts received at maturity or upon your exercise of the Monthly Early Redemption Option set forth below are intended to illustrate the effect of different closing values of the Index on the amount you will receive in respect of the Notes upon your exercise of the Monthly Early Redemption Option or at maturity. All of the hypothetical examples are based on the following assumptions:

° Issue Price: $10.00 per Note

° Starting Index Value: 187.94

° Redemption Fee: 0.25% of the Net Investment Value

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive upon your exercise of the Monthly Early Redemption Option will depend on the Net Investment Value on the relevant Redemption Valuation Date, minus the Redemption Fee, while the actual amount you receive at maturity (if the Notes are not earlier redeemed) will depend on the Net Investment Value on the Final Valuation Date.

							Hypothetical	Hypothetical
							Amount Received	Note Return
	Hypothetical	Hypothetical	Hypothetical	Hypothetical	Hypothetical		Upon Exercise	Upon Exercise
	Starting	Ending	Index	Initial	Maturity	Hypothetical	of the Early	of the Early
	Index	Index	Return	Investment	Payment	Return at	Redemption	Redemption
Example	Value	Value	Percentage(1)	per Note	per Note(2)	Maturity	Option(3)	Option

1	187.94	112.76	60.00%	$10.00	$5.835	−41.65%	$5.820	−41.80%
2	187.94	169.15	90.00%	$10.00	$8.753	−12.48%	$8.731	−12.69%
3	187.94	187.94	100.00%	$10.00	$9.725	−2.75%	$9.701	−2.99%
4	187.94	193.25	102.83%	$10.00	$10.000	0.00%	$9.975	−0.25%
5	187.94	193.74	103.09%	$10.00	$10.025	0.25%	$10.000	0.00%
6	187.94	206.73	110.00%	$10.00	$10.698	6.98%	$10.671	6.71%
7	187.94	263.12	140.00%	$10.00	$13.615	36.15%	$13.581	35.81%

(1)	The Hypothetical Index Return Percentage equals the following fraction, expressed as a percentage:

Ending Index Value
Starting Index Value

(2)	The Hypothetical Maturity Payment per Note equals the hypothetical Net Investment Value per Note: $9.725 multiplied by the Hypothetical Index Return Percentage.

(3)	The Hypothetical Amount received per Note Upon Exercise of the Early Redemption Option equals the hypothetical net investment value per Note minus a Redemption Fee equal to 0.25% of the Net Investment Value of the Note.

Discontinuance of the Citi U.S. Equity Model Index

If the American Stock Exchange discontinues publication of the value of the Index and/or the Net Investment Value of the Notes, but such value is calculated and published as described in this pricing supplement by another entity (a “successor index publisher”), then the value of the Index and the Net Investment Value for the Notes, as applicable, will be determined by reference to such value published by the successor index publisher.

If the American Stock Exchange discontinues publication of the value of the Index and if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index, then the value of the Index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to the registered holders of the Notes.

If the American Stock Exchange discontinues publication of the Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the Index, the value to be substituted for the Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If the American Stock Exchange discontinues publication of the Index while Notes are outstanding and prior to the Final Valuation Date, and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the early redemption of all outstanding Notes, (b) the determination of the maturity payment amount, if any, and (c) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of the Index as described in the preceding paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect any trading in the Notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the Index as described above, the successor index or value will be substituted for the Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the Notes, if any.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, your broker and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or any successor index is changed in any material respect, or if the Index or any successor index is in any other way modified so that the value of the Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of that index comparable to the value of the Index or the successor index as if the changes or modifications had not been made, and calculate the value of that index with reference to the Index or the successor index. Accordingly, if the method of calculating the value of the Index or any successor index is modified so that the value of the Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Defeasance

The Notes are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the amount to be received at maturity calculated as though the date of maturity of the Notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of a beneficial owner of a Note against the entity that becomes subject to a bankruptcy proceeding will be capped at the amount to be received at maturity calculated as though the date of maturity of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.25% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as the paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE CITI U.S. EQUITY MODEL INDEX

General

The Citi U.S. Equity Model Index (the “Index”) is an equity index consisting of up to 45 but not less than 35 common stocks, which we refer to as the Underlying Equities, selected quarterly from a universe of all the companies, except Citigroup, that have their primary listing on the American Stock Exchange, The New York Stock Exchange or quoting on the Nasdaq National Market (the “U.S.-listed companies”) and for which Citigroup Investment Research (“CIR”) maintains research coverage at the time the quarterly selection is made. The universe may change in connection with each quarterly reconstitution, provided that any change in the universe shall mirror a change in the companies for which CIR maintains research coverage, if any. The Underlying Equities comprising the Index are equally weighted.

In calculating the Index, dividends and distributions are applied on the ex-distribution date. On each Index Business Day, if a component security is ex-distribution a regular way dividend, special dividend or return of capital, the distribution amount is reinvested in the component security. To effect this, the number of such component’s shares will be adjusted to equal the sum of (i) the number of shares of such component immediately prior to the ex-distribution and (ii) the result of dividing (a) the product of the distribution amount and the number of shares of such component immediately prior to the ex-distribution divided by (b) the difference between the prior Index Business Day’s closing price and the distribution amount.

The American Stock Exchange began calculating and publishing the daily value of the Index on March 12, 2008, with an initial value of the Index being set to 100.00 on October 15, 2003. The American Stock Exchange publishes the daily value of the Index every fifteen seconds during the trading hours of the American Stock Exchange on each index business day under the symbol “CEQMI”.

The Index is based on a preset methodology (the “Methodology”) that encompasses the combined application of the criteria described below, as developed by Citigroup Inc.

Description of the Methodology

The Methodology was developed by Citigroup Inc. and is based on data compiled for each of the criteria for the period generally from October 15, 2003 to the present. Where the data for any criterion for this time period was not available or reliable, data was added to the Methodology data set as such information became available.

Each quarter, on the fifteenth calendar day or, if the fifteenth calendar day is not an index business day, on the next index business day, of each January, April, July and October, the American Stock Exchange will rebalance the Index. All data required for each of the filtering criteria will be as of the close of the fifth Index Business Day prior to the Index Rebalancing Day. Accordingly, a new set of data for each of the filtering criteria is added quarterly to the data set for analysis through the Methodology.

The criteria used in the Methodology are the following:

•	Outstanding listed options

•	Market capitalization

•	Free cash flow yield of at least 2.0%

•	Debt-to-capital ratio of not more than 65%

•	Price-to-book value of not more than 2.5

•	Return on equity of at least 12%

•	Positive operating margin

•	Projected earnings per share growth of at least 15%

•	Positive earning per share revision momentum

•	Enterprise value to EBITDA ratio

Data for each of the criteria are collected from publicly available and third-party databases, which currently include Compustat, FT Interactive Data and IBES. Data are either directly available from such databases or formulaically determined using such databases.

The American Stock Exchange first determines which companies for which CIR maintains research coverage (the “Eligible Companies”): (1) meet the current criteria for standardized options trading set forth in American Stock Exchange Rule 901C; and (2) have a market capitalization of USD $10 billion or more.

The American Stock Exchange then determines which Eligible Companies meet at least five of the seven criteria described below (the “First Tier Companies”). The following table summarizes such seven criteria, their data sources and any formulaic calculations that are performed in order to determine the values of each criterion:

Criterion	Data Source(s)	Calculation
Free cash flow yield of at least 2.0%	FT Interactive Data, Compustat	“Free Cash Flow Yield” for any common stock will be equal to a ratio, the numerator of which will be that common stock issuer’s cumulative trailing 12-month free cash flow and the denominator of which will be that common stock issuer’s current market capitalization. Cumulative trailing 12-month free cash flow will be calculated as the difference between (1) 12-month trailing net cash flow from operations (dates are aligned to the latest fully reported fiscal quarter available) and (2) 12-month trailing capital expenditure as reported by Compustat. Current market capitalization will be equal to the product of the last reported price and shares outstanding as reported by FT Interactive Data.

Debt-to-capital ratio of not more than 65%	Compustat	“Debt-To-Capital Ratio” for any common stock will be equal to a ratio, the numerator of which will be the sum of that common stock issuer’s total long-term debt and the denominator of which will be the sum of the sum of that common stock issuer’s total long-term debt and shareholder’s equity, both as of the latest fully reported fiscal quarter and as reported by Compustat.

Price-to-book value of not more than 2.5	Compustat	“Price-to-Book Value Ratio” for any common stock will be equal to a ratio, the numerator of which will be that common stock issuer’s last reported price and the denominator of which will be that common stock issuer’s book value per share. Book value per share is defined as that reported by Compustat as of the most recently completed month end.

Return on equity of at least 12%	Compustat	“Return on Equity” for any common stock will be equal to a ratio, the numerator of which will be that common stock issuer’s latest twelve month earnings per share and the denominator of which will be the book value per share, as reported by Compustat as of the end of the most recent month.

Criterion	Data Source(s)	Calculation
Positive operating margin	Compustat	“Operating Margin” for any common stock will be equal to a ratio, the numerator of which will be equal to the difference between operating income before depreciation and the sum of depreciation and amortization expense, and the denominator of which will be net sales, all figures as reported by Compustat as of the latest available reported fiscal quarter.

Projected earnings per share growth of at least 15%	IBES, Compustat	“EPS Growth” for any common stock will be equal to the compound annual EPS growth, based on IBES data, calculated by subtracting 1 from the square root of a ratio, the numerator of which will be forecasted mean consensus EPS estimate for that common stock issuer and the denominator of which will be that common stock issuer’s actual EPS. Actual EPS will be equal to that reported for the most recently completed fiscal year for the underlying issuer. Forecasted EPS will be equal to that forecasted for the underlying issuer in the second full fiscal year after the most recently completed fiscal year.

Positive earning per share revision momentum	IBES, Compustat	“EPS Revision Momentum” for any common stock will be calculated by subtracting 1 from a ratio, the numerator of which will be the current mean consensus EPS estimate and the denominator of which will be the mean consensus EPS estimate three months prior, both as reported by IBES.

The American Stock Exchange then sorts the First Tier Companies based on their positive Enterprise Value to EBITDA ratio, from the lowest to the highest, and selects up to 45 First Tier Companies to be included in the Index. Information on the calculation of the Enterprise Value to EBITDA ratio is set forth in the following table:

Criterion	Data Source(s)	Calculation
Enterprise Value to EBITDA Ratio	IBES, Compustat	“Enterprise Value to EBITDA Ratio” for any common stock will be calculated from a ratio, the numerator of which will be the enterprise value and the denominator of which will be that common stock issuer’s EBITDA, or earnings before interest, taxes, depreciation and amortization, based on IBES data. Enterprise Value and EBITDA are both as of the latest fully-reported fiscal quarter and as reported by Compustat.

If the First Tier Companies are less than 35, then the American Stock Exchange determines which Eligible Companies meet at least four of the seven criteria described below (the “Second Tier Companies”). The American Stock Exchange then sorts the Second Tier Companies based on their positive Enterprise Value to EBITDA ratio, from the lowest to the highest, and selects a number of Second Tier Companies such that the aggregate number of First Tier Companies and Second Tier Companies to be included in the Index is equal to 35.

If the aggregate number of First Tier Companies and Second Tier Companies is less than 35, then the American Stock Exchange determines which Eligible Companies meet at least three of the seven criteria described above (the “Third Tier Companies”). The American Stock Exchange then sorts the Third

Tier Companies based on their positive Enterprise Value to EBITDA ratio, from the lowest to the highest, and selects a number of Third Tier Companies such that the aggregate number of First Tier Companies, Second Tier Companies and Third Tier Companies to be included in the Index is equal to 35.

If the aggregate number of First Tier Companies, Second Tier Companies and Third Tier Companies is less than 35, then the American Stock Exchange determines which Eligible Companies meet at least two of the seven criteria described above (the “Fourth Tier Companies”). The American Stock Exchange then sorts the Fourth Tier Companies based on their positive Enterprise Value to EBITDA ratio, from the lowest to the highest, and selects a number of Fourth Tier Companies such that the aggregate number of First Tier Companies, Second Tier Companies, Third Tier Companies and Fourth Tier Companies to be included in the Index is equal to 35.

If the aggregate number of First Tier Companies, Second Tier Companies, Third Tier Companies and Fourth Tier Companies is less than 35, then the American Stock Exchange determines which Eligible Companies meet at least one of the seven criteria described above (the “Fifth Tier Companies”). The American Stock Exchange then sorts the Fifth Tier Companies based on their positive Enterprise Value to EBITDA ratio, from the lowest to the highest, and selects a number of Fifth Tier Companies such that the aggregate number of First Tier Companies, Second Tier Companies, Third Tier Companies, Fourth Tier Companies and Fifth Tier Companies to be included in the Index is equal to 35.

As of May 23, 2008, the Underlying Equities composing the Index are:

	Common Stock Issuer	Ticker	Primary Exchange
1	ACCENTURE LTD	ACN	NYSE

2	ACE LTD	ACE	NYSE

3	AETNA INC	AET	NYSE

4	APACHE CORP	APA	NYSE

5	AT&T INC	T	NYSE

6	BOEING CO	BA	NYSE

7	CAPITAL ONE FINANCIAL CORP	COF	NYSE

8	CHESAPEAKE ENERGY CORP	CHK	NYSE

9	CHEVRON CORP	CVX	NYSE

10	CHUBB CORP	CB	NYSE

11	CIGNA CORP	CI	NYSE

12	CONOCOPHILLIPS	COP	NYSE

13	CUMMINS INC	CMI	NYSE

14	DELL INC	DELL	NASDAQ Natl Market

15	DEVON ENERGY CORP	DVN	NYSE

16	DIRECTV GROUP INC	DTV	NASDAQ Natl Market

17	DISNEY (WALT) CO	DIS	NYSE

18	DOW CHEMICAL	DOW	NYSE

19	EDISON INTERNATIONAL	EIX	NYSE

20	EXXON MOBIL CORP	XOM	NYSE

21	FEDEX CORP	FDX	NYSE

22	FOREST LABORATORIES -CL A	FRX	NYSE

	Common Stock Issuer	Ticker	Primary Exchange
23	GAP INC	GPS	NYSE

24	INGERSOLL-RAND CO LTD	IR	NYSE

25	INTL PAPER CO	IP	NYSE

26	MARATHON OIL CORP	MRO	NYSE

27	NOBLE ENERGY INC	NBL	NYSE

28	NUCOR CORP	NUE	NYSE

29	OCCIDENTAL PETROLEUM CORP	OXY	NYSE

30	PFIZER INC	PFE	NYSE

31	PPG INDUSTRIES INC	PPG	NYSE

32	PROGRESSIVE CORP-OHIO	PGR	NYSE

33	PRUDENTIAL FINANCIAL INC	PRU	NYSE

34	SAFEWAY INC	SWY	NYSE

35	SCHWAB (CHARLES) CORP	SCHW	NASDAQ Natl Market

36	SEAGATE TECHNOLOGY	STX	NYSE

37	SUN MICROSYSTEMS INC	JAVA	NASDAQ Natl Market

38	TIME WARNER CABLE INC	TWC	NYSE

39	TJX COMPANIES INC	TJX	NYSE

40	TRAVELERS COS INC	TRV	NYSE

41	TYCO INTERNATIONAL LTD	TYC	NYSE

42	UNITEDHEALTH GROUP INC	UNH	NYSE

43	VALERO ENERGY CORP	VLO	NYSE

44	WELLPOINT INC	WLP	NYSE

45	XEROX CORP	XRX	NYSE

Quarterly Rebalancing and Reconstitution (if applicable) of the Index

On the fifteenth calendar day or, if the fifteenth calendar day is not an Index Business Day, on the next Index Business Day of each quarter, (each, an “Index Rebalancing Day”) the American Stock Exchange will rebalance and reconstitute the Index based upon the Underlying Equities to be included in the Index for such quarter as determined upon the application of the Methodology described above. The next rebalance date will be July 15, 2008. The American Stock Exchange will remove the Underlying Equity no longer to be included in the Index and will add the Underlying Equity newly included in the Index. All calculations will be based upon the data required for the computation of the criteria for each of the companies (whether being removed or added) as of the close of the fifth Index Business Day prior to the Index Rebalancing Day.

An Index Rebalancing Day is a day, as determined by the Calculation Agent, on which (i) all data required for the computation of the criteria for each of the companies are published or otherwise readily available, and the Index or any successor index is calculated and published, and (ii) securities comprising more than 80% of the value of each of the Underlying Equities then-comprising or to be added to the Index are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of such Underlying Equity. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Index Adjustment Factor

An Index Adjustment Factor of 1.00% per annum will be deducted from the value of the Index. The amount of the Index Adjustment Factor each month will be calculated and deducted from the value of the Index on the first Index Business Day of each month by multiplying (i) the Index Adjustment Factor of 1.00% per annum and (ii) the product of (x) the arithmetic average of the closing values of the Index on every Index Business Day in the prior month and (y) a fraction, the numerator of which is the actual number of calendar days in that month and the denominator of which is 365.

The Index Adjustment Factor of 1.00% will remain unchanged throughout the term of the Notes.

Hypothetical and Actual Historical Data on the Index

Actual historical results of the Methodology were used to calculate the hypothetical historical closing values of the Index. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the Index or the future performance of the Index. Any hypothetical historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

The following table sets forth the hypothetical and actual historical high and low closing values of the Index for each month from October 2003 to May 2008. Each value was calculated as if the Index had been created on October 15, 2003 with an initial value of 100.00. The American Stock Exchange actually began calculating and publishing the daily value of the Index on March 12, 2008, with an initial value of 100.00. The hypothetical historical closing values set forth below have not been reviewed or verified by the American Stock Exchange.

	2003		2004		2005		2006		2007		2008
	High	Low	High	Low	High	Low	High	Low	High	Low	High		Low

January	—	—	108.45	104.58	125.57	122.15	155.63	148.98	175.60	170.54	200.61		178.31
February	—	—	108.63	105.44	133.08	126.13	155.85	150.32	182.48	176.48	196.35		184.70
March	—	—	109.74	104.99	135.03	128.83	160.41	152.28	184.32	172.86	191.63		178.89
April	—	—	111.86	107.38	132.87	124.17	164.35	158.94	192.62	184.10	195.47		186.42
May	—	—	108.65	104.42	131.46	125.12	164.39	152.15	200.95	190.68	202.72	(1)	195.34	(1)
June	—	—	112.27	108.61	136.31	131.89	158.17	146.28	203.08	193.92	—		—
July	—	—	111.04	108.43	142.51	134.02	159.47	152.76	204.80	189.31	—		—
August	—	—	111.40	106.86	143.31	139.04	161.47	157.70	191.52	179.19	—		—
September	—	—	116.09	111.77	146.67	142.52	163.75	158.34	199.98	186.27	—		—
October	100.58	98.07	118.67	113.49	146.39	135.51	172.56	161.33	205.82	199.37	—		—
November	101.41	97.76	124.62	115.97	147.71	141.03	175.91	169.66	201.50	189.14	—		—
December	105.18	99.56	126.33	122.53	149.64	146.57	179.15	174.33	207.28	196.48	—		—

(1)	Through May 23, 2008.

Hypothetical and Actual Historical Closing Values Graph

The following graph sets forth the hypothetical historical closing values of the Index on each Index Business Day commencing on October 15, 2003 and ending on March 11, 2008. The graph also sets forth the actual closing values of the Index on each Index Business Day commencing on March 12, 2008 and ending on May 23, 2008. Neither hypothetical nor actual past movements of the Index are indicative of future closing values.

Monthly Closing Values of the Citi U.S. Equity Model Index

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences material to the purchase, ownership and disposition of the Notes. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the Notes by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes (a “U.S. Holder”).

This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the Notes as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the Notes as capital assets or (v) persons that did not purchase the Notes in the initial offering. Partners of partnerships holding the Notes should consult their tax advisors.

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

In purchasing a Note, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract providing for a future payment based on the value of the Underlying Index under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the prepaid forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Under the above characterization of the Notes, at maturity, upon a redemption of the Notes for cash prior to or at maturity, or upon the sale or other taxable disposition of a Note by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received at maturity or the amount realized as a result of a redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the Notes. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition.

Possible Alternative Treatment

Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the Notes as prepaid forward contracts and the tax treatment described above. It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Possible alternative treatments of the Notes could include recognition of ordinary income, gain or, possibly, loss when the components of the Underlying Index change, when the Underlying Index is rebalanced, or when dividends on the shares underlying the Underlying Index are paid. Due to the lack of authority addressing the appropriate tax treatment of the Notes, the IRS may take the position that certain changes in the components of the Underlying Index, including a change in the weight of the components in the Underlying Index after a rebalancing, are sufficiently fundamental or material to give rise to a deemed exchange of the prepaid forward contract for a new prepaid forward contract, in which case you may be required to recognize gain or, possibly, loss in respect of such a deemed exchange.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis to the extent of the amount attributable to dividends and other current returns in respect of the underlying shares. In fact, in an attempt to address issues with respect to the character and timing of income on financial instruments similar to the Notes, The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed below. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect. In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which may include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Finally, the IRS and U.S. Treasury Department issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to prepaid forward contracts in respect of the stock of most corporations, including the Notes, assuming none of the companies included in the Underlying Index is not and will not become at any time during the term of the Notes, a passive foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include prepaid forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the Notes. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Notes in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the Underlying Index between the issue date and the date of the disposition of the Notes.

Other possible alternative treatment includes treatment of the Notes as contingent payment debt instruments or as each consisting of a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a holder of the Notes that is a non-resident alien individual or a foreign corporation.

In the case of a Non-U.S. Holder of the Notes, and assuming the correctness of the intended treatment of the Notes discussed above, any payments made with respect to the Notes will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon a redemption, sale or other disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

In the Notice discussed above under Possible Alternative Treatment, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the Notes should see the discussion relating to U.S. Holders of the Notes, above.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $22,000,000 principal amount of Notes (2,200,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to certain dealers, including Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.25 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.25 per Note on sales to certain other dealers. In addition, Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.25 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes have been approved for listing under the symbol “CKK.” subject to official notice of issuance.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes — Risk Factors Relating to the Notes — The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks or Futures Contracts Included in the Underlying Equities or Derivative Instruments Related to the Underlying Equities by Affiliates of Citigroup Funding” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY:  This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “Securities and Futures Act”). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this pricing supplement and accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

ANNEX A

OFFICIAL NOTICE OF REDEMPTION

Dated:

Citigroup Funding Inc.
399 Park Avenue
New York, New York 10043

Citigroup Global Markets Inc., as Calculation Agent
390 Greenwich Street, 3rd Floor
New York, New York 10013
+1 (646) 328-2816

Dear Sirs and Madams:

The undersigned holder of the Strategic Market Access Notes Based Upon the Citi U.S. Equity Model Index due          , 2011 of Citigroup Funding Inc. (CUSIP No.  ) (the “Notes”), hereby irrevocably elects to exercise with respect to the number of Notes indicated below (minimum 1,000 Notes required), as of the date hereof, the redemption right as described in the pricing supplement dated          , 2008 (the “Pricing Supplement”) to the prospectus supplement dated April 13, 2006 and the prospectus dated March 10, 2006 related to Registration Statement No. 333-132370. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

The undersigned certifies to you that (1) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Notes); and (2) it will cause the Notes to be redeemed to be transferred to the trustee on or before the fifth trading day following the Redemption Valuation Date.

Very truly yours,

[Name of Holder]

By:
[Title]
[Tel. No.]
[Fax No.]

Number of Notes surrendered for redemption (minimum 1,000 Notes required):

Receipt of the above
Official Notice of Redemption is hereby acknowledged

CITIGROUP FUNDING INC., as Issuer
CITIGROUP GLOBAL MARKETS INC., as Calculation Agent

By:  CITIGROUP GLOBAL MARKETS INC., as Calculation Agent
By:
Title:

Date and time of acknowledgement:

     You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the cover of such document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

2,200,000

Strategic Market Access Notes

Based Upon
the Citi U.S. Equity Model Index
Due May 25, 2011
($10 Principal Amount per Note)
Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally
Guaranteed by Citigroup Inc.

Pricing Supplement
May 23, 2008
(Including
Prospectus Supplement
dated April 13, 2006
and
Prospectus
dated March 10, 2006)